Exhibit 15.1

October 30, 2002

Alexander’s Inc. and subsidiaries
888 Seventh Avenue
New York, New York

Attention of: Mr. Richard West, Chairman of the Audit Committee

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Alexander’s Inc. and subsidiaries for the periods ended September 30, 2002 and 2001, as indicated in our report dated October 30, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Amendment No. 3 to Registration Statement No. 33-62779 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey